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                                                                     EXHIBIT 11

                      SYRATECH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF NET LOSS PER COMMON SHARE (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                        THREE MONTHS ENDED MARCH 31,
                                                       -----------------------------

                                                           2000             1999
                                                           ----             ----
BASIC AND DILUTED LOSS PER SHARE:

Net loss per common share ...........................    $ (1.93)         $ (1.89)
                                                         =======          =======

Weighted average number of shares outstanding .......      3,784            3,784
                                                         =======          =======
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